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                    [SALOMON SMITH BARNEY INC. LETTERHEAD]


September 15, 1998



The Board of Directors
Dravo Corporation
11 Stanwix Street
Pittsburgh, Pennsylvania 15222


Members of the Board:


You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Dravo Corporation ("Dravo") of the consideration to be received by such holders pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of September 15, 1998 (the "Merger Agreement"), among Carmeuse Lime, Inc. ("Carmeuse"), DLC Acquisition Corp., a wholly owned subsidiary of Carmeuse ("DLC"), and Dravo. As more fully described in the Merger Agreement, (i) DLC will make a cash tender offer to acquire all outstanding shares of the common stock, par value $1.00 per share, of Dravo ("Dravo Common Stock"), at a purchase price of $13.00 per share in cash, without interest (the "Cash Consideration" and, such tender offer, the "Tender Offer") and (ii) subsequent to the Tender Offer, DLC will be merged with and into Dravo (the "Merger" and, together with the Tender Offer, the "Transaction") and each outstanding share of Dravo Common Stock not previously tendered will be converted into the right to receive the Cash Consideration.

In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Dravo and certain senior officers and other representatives and advisors of Carmeuse concerning the business, operations and prospects of Dravo. We examined certain publicly available business and financial information relating to Dravo as well as certain financial forecasts and other information and data for Dravo which were provided to or otherwise discussed with us by the management of Dravo. We reviewed the financial terms of the Transaction as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Dravo Common Stock; the historical and projected earnings and other operating data of Dravo; and the capitalization and financial condition of Dravo. We considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Dravo. In connection with our engagement, we were requested to approach, and we held discussions with, third parties to solicit indications of interest in the possible acquisition of Dravo. In addition to the forgoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the management of Dravo that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Dravo as to the future financial performance of Dravo. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Dravo nor have we made any physical inspection of the properties or assets of Dravo. We express no view as to, and our opinion does not address, the relative merits of the Transaction as compared to any alternative business strategies that might exist for Dravo or the effect of any other transaction in which Dravo might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.
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The Board of Directors
Dravo Corporation
September 15, 1998
Page 2

Salomon Smith Barney has acted as financial advisor to Dravo in connection with the proposed Transaction and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Transaction. We also will receive a fee upon the delivery of this opinion. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Dravo for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with Dravo, Carmeuse and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Dravo in its evaluation of the proposed Transaction, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to whether such stockholder should tender shares of Dravo Common Stock in the Tender Offer or how such stockholder should vote on any matters relating to the proposed Transaction. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Salomon Smith Barney be made, without our prior written consent.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Cash Consideration to be received in the Transaction by the holders of Dravo Common Stock (other than Carmeuse and its affiliates) is fair, from a financial point of view, to such holders.


Very truly yours,

/s/ SALOMON SMITH BARNEY
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SALOMON SMITH BARNEY INC.